Exhibit 99.1

FOR IMMEDIATE RELEASE
December 22, 2006

LIBERTY MEDIA TO ACQUIRE LARGEST STAKE IN DIRECTV
Liberty’s stake in News to be exchanged for 38.5% of DIRECTV, Three Regional Sports Networks, and Cash

Englewood, CO — Liberty Media Corporation (Nasdaq: LINTA, LCAPA) (“Liberty”) announced today that it has entered into a definitive agreement with News Corporation (“News”) to exchange Liberty’s 16.3% stake in News for News’s 38.5% stake in DIRECTV Group, Inc. (NYSE: DTV) (“DIRECTV”), regional sports networks in Denver, Pittsburgh, and Seattle, and cash.

“We are happy to become the largest shareholder in the world’s largest satellite television provider.  Chase Carey and the DIRECTV team have done a fantastic job, and we look forward to the strategic benefits of them joining the Liberty family,” said Liberty President and CEO Greg Maffei who added, “During 2006 we converted many passive investments into strategic operating businesses, but this transaction is the largest and most important.  DIRECTV and the regional sports networks represent a critical step in our efforts to transform Liberty Media into a well-positioned, focused operating company.”

“We are extremely pleased with the successful, tax-efficient conversion of our News holding.  Our investment in DIRECTV will create financial, operating, and strategic flexibility.” said Liberty Chairman John Malone.  “Liberty’s ownership of News has created tremendous value for our shareholders, and we are grateful to Rupert Murdoch and News management.”

DIRECTV President and CEO Chase Carey stated, “We are very excited about welcoming Liberty to DIRECTV.  They bring a wealth of expertise in media and technology that will be invaluable.  I have known both John Malone and Greg Maffei for over 10 years which gives me great confidence this transition will be smooth, and we will move forward without missing a beat.  I also want to take advantage of this opportunity to thank Rupert Murdoch and News for their contributions to DIRECTV’s success over the last three years.”

It is expected that Chase Carey will continue to serve as DIRECTV’s President and CEO, and Liberty will appoint directors to fill the board seats currently held by News representatives.

Under the agreement, pursuant to §355 of the IRC, Liberty will transfer to News 188,000,000 NWS shares and 324,637,067 NWS.A shares, and News will transfer to Liberty the stock of a subsidiary that holds 470,420,752 shares of DIRECTV common stock, the Fox Sports Rocky Mountain, Northwest and Pittsburgh regional sports networks, and $550 million in cash.

The transaction, which was unanimously approved by the boards of News and Liberty, is expected to close in mid-2007, and is subject to regulatory and News Corp shareholder approvals and the receipt of a private letter ruling from the Internal Revenue Service.

Liberty was represented in the transaction by the investment banking firm of Bear Stearns and the law firm of Baker Botts.

About Liberty Media Corporation

Liberty Media Corporation owns a broad range of electronic retailing, media, communications and entertainment businesses and investments. Those interests are attributed to two tracking stock groups: the Liberty Interactive group, which includes Liberty’s interests in QVC, Provide Commerce, IAC/InterActiveCorp, and Expedia, and the Liberty Capital group includes Liberty’s interests in Starz Entertainment, News Corporation, and Time Warner.  For more information, please see www.libertymedia.com.

About DIRECTV

DIRECTV, Inc., the nation’s leading satellite television service provider, presents the finest television experience available to more than 15.6 million customers through exclusive content, industry-leading customer service (which has surpassed cable for six years running) and superior technologies.  Each day, DIRECTV subscribers enjoy over 250 channels of 100% digital picture and sound; exclusive programming and the most comprehensive collection of sports programming available anywhere including NFL SUNDAY TICKET(TM), and MLB EXTRA INNINGS(TM).  DIRECTV (NYSE:DTV) also leads the digital television technology revolution with exclusives such as NFL SUNDAY TICKET SuperFan(TM), US Open Interactive, and YES Network Interactive and will soon have the capacity to offer over 150 channels in HD.  For the most up-to-date information on the Company, please visit www.directv.com.

Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the Federal securities laws, including the anticipated completion date of the proposed transaction. These forward looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. For a description of these risks and uncertainties, please see the most recently filed Form 10-Q and Form 10-K for Liberty filed with the Securities and Exchange Commission.

CONTACT:
John Orr
Liberty Media Corporation
(720) 875-5622